EXHIBIT 10.27

MWI VETERINARY SUPPLY CO.

KEY EMPLOYEE Nondisclosure AND nonCOMPETITION AGREEMENT

This Key Employee Nondisclosure and Noncompetition Agreement (“Agreement”) is made by and between Jeremy Ouchley (“Employee”) and MWI Veterinary Supply Co., an Idaho corporation (the "Company"), in connection with the inception of Employee’s employment with the Company (as described further in the offer letter dated August 30, 2013).  Employee and the Company agree as follows:

fAIR COMPETITION COVENANTS

Acknowledgements.  Employee acknowledges and agrees that in the course of his employment with the Company, Employee, by reason of the Company's investment of time, money, trust, exposure to the public, or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment, will gain a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the Company, and as a result, will have the ability to harm or threaten the Company's and/or its affiliates’ legitimate business interests, including without limitation its goodwill, technologies, intellectual property, and other Confidential Information.  In consideration of the foregoing, Employee’s employment with the Company and resulting compensation, and other good and valuable consideration, Employee agrees to the restrictions set forth in this Agreement.

Nondisclosure Covenant. Employee agrees that Employee will not, directly or indirectly, during the term of Employee’s employment with the Company or at any time thereafter, without the prior express written consent of the Company, use or divulge, disclose or make available or accessible any Confidential Information to any person or entity (other than when required to do so in good faith to perform Employee’s duties and responsibilities on behalf of the Company during the term of Employee’s employment with the Company, or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In the event that Employee becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, Employee will provide the Company with prompt written notice so that the Company may seek (with Employee’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph.  In the event that such protective order or other remedy is not obtained, then Employee will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.  Employee shall also proffer to the Company, no later than the effective date of any termination of Employee’s employment with the Company for any reason or upon the earlier request of the Company, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, as well as all other property belonging to the Company or its affiliates, in each case, that are in Employee’s actual or constructive possession or which are subject to Employee’s control at such time.  The obligations contained in this paragraph are in addition to, and not in lieu of, any obligations to which Employee may be subject under the Idaho Rules of Professional Conduct or similar rules governing lawyers in any applicable jurisdiction.

Noncompetition Covenant

.  Employee agrees that Employee will not, directly or indirectly, during the Noncompete Period, within the United States, solicit, sell or render any services or products in a Competitive Business, including, but not limited to, as a proprietor, member, partner, investor, shareholder, director, officer, employee, consultant, or independent contractor.  Nothing herein shall prohibit Employee from being a passive investor of not more than 5% of the outstanding stock of any class of capital stock of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

Nonsolicitation Covenant

.  During the Noncompete Period, Employee shall not, directly or indirectly, (i) solicit, induce, or attempt to solicit or induce, any Protected Customer to terminate or reduce any relationship with the Company or any affiliate, or in any way interfere with the relationship between the Company or any affiliate and any Protected Customer,  (ii) solicit, induce, or attempt to solicit or induce, any employee or independent contractor of the Company or any affiliate to terminate or reduce any relationship with the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee or independent contractor thereof, (iii) hire or attempt to hire any person who is an employee or independent contractor of the Company or any affiliate, or was such an employee or independent contractor within six (6) months prior to such hiring or attempt to hire, or (iv) induce or attempt to induce any supplier, manufacturer’s representative, vendor, licensee, licensor, franchisee or other business relation of the Company or any affiliate to terminate or reduce any relationship with the Company or such affiliate, or in any way interfere with the relationship between any such supplier, manufacturer’s representative, vendor, licensee, licensor, franchisee or other business relation and the Company or any affiliate.

Nondisparagement Covenant

.  During and after the term of Employee’s employment with the Company, Employee shall not directly or indirectly, in any forum or through any medium of communication, make statements injurious to the business reputation or good will of the Company or any of the members of its board, its officers or employees.

Ownership of Property.  Employee acknowledges that all Work Product belongs to the Company or any affiliate of the Company designated by the Company, and Employee hereby assigns, all Work Product to the Company or such affiliate of the Company.  Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for the Company or any affiliate shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate of the Company shall own all rights therein.  To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company or such affiliate of the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work.  Employee shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish and confirm the ownership of the Company or such affiliate of the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

Breach of Covenants

.  If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The parties hereto agree that the Company will suffer irreparable harm in the event of a breach of this Agreement, and money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns will, in addition to other rights and remedies, be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), in addition to all reasonable attorneys’ fees and costs incurred by the Company or its successors or assigns in enforcing its rights under this Agreement.  In addition, in the event of an alleged breach or violation by Employee of any obligation in the above paragraphs labeled “Noncompetition Covenant” and/or “Nonsolicitation Covenant” of this Agreement, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  Employee agrees that the restrictions contained in this Agreement are reasonable, and that any claims that Employee may have against the Company, whether under this Agreement or otherwise, shall not constitute a defense to enforcement of the restrictions contained in this Agreement, except as expressly provided herein.

Noncompetition Payment.

 If Employee’s employment with the Company is terminated, other than (i) by the Company for Cause, or (ii) pursuant to a voluntary termination by Employee which is not within 90 days following a Good Reason Event, as a condition to Employee being obligated to comply with the obligations contained in the paragraph above labeled “Noncompetition Covenant,” the Company shall continue to pay Employee at a rate equal to Employee’s base salary at the time of such termination for the duration of the Noncompete Period, provided that such payments shall be made pursuant to the Company’s normal payroll practices and shall be subject to any required or authorized withholding and declarations.  Notwithstanding the foregoing, the Company shall not be obligated to make the noncompetition payments described in this paragraph if the Company gives Employee written notice, within 15 days after the date of the termination of employment (in the event the Company elects to waive all of the Noncompete Period) or at least 15 days prior to the effectiveness of such waiver (in the event the Company elects to waive less than all of the Noncompete Period), that the

Company has elected to waive the provisions contained in the paragraph hereof labeled “Noncompetition Covenant” for all or part of the Noncompete Period and thus not pay the noncompetition payment described above for such period of waiver.    Notwithstanding the foregoing, the Employee agrees that the payments described in this paragraph are provided solely in consideration of Employee’s compliance with the obligations contained in the paragraph hereof labeled “Noncompetition Covenant,” such that in the event Employee breaches any of the obligations contained in that paragraph, or any obligations contained in that paragraph are deemed unenforceable as written (in whole or in part) for any reason, any obligation of the Company to make any further payments described in this paragraph will automatically and immediately cease, and Employee must repay Company for any such payments previously made to Employee under this paragraph.  For the avoidance of doubt, nothing in this paragraph affects the Employee’s obligations under any paragraph of this Agreement other than the paragraph labeled “Noncompetition Covenant,” and Employee must comply with all provisions of such paragraphs of this Agreement regardless of whether the Company elects to make the payments described in this paragraph.

Definitions.

“Cause”

 means (i) the continued failure by Employee to perform his duties as reasonably directed by the Employee’s supervisor of the Company, which such failure continues for ten (10) days after written notice of such failure provided to Employee, (ii) willful misconduct by Employee in the performance of Employee’s duties, (iii) gross negligence by Employee in the performance of Employee’s duties that materially harms the Company, (iv) Employee’s commission of a felony or other offense involving dishonesty or moral turpitude, or (v) any breach by Employee of Employee’s obligations set forth in this Agreement.

“Competitive Business” means any person or entity engaged in (i) the sale, marketing, distribution, warehousing, manufacturing, fabrication or shipping of animal health products or services, or (ii) any other business that the Company conducts (or has specific plans to conduct) as of the date the employment of Employee is terminated.

“Confidential Information”

 means all information respecting the business and activities of the Company or any affiliate of the Company,  and includes, but is not limited to, any information relating to organizational structure, personnel data, marketing philosophy and objectives, project plans, business strategies, business initiatives, trade secrets, system design, methodologies, processes, competitive advantages and disadvantages, financial information and results, audit reports and materials, marketing strategies, business plans, systems, operations, technology, existing or potential customer lists and addresses and other customer information,  vendor information, product development, advertising or sales programs, and any other information which would give the Company or any affiliate an opportunity to obtain an advantage over its competitors or which the Company or any affiliate is ethically or legally obligated to protect from unauthorized disclosure or use.  Confidential Information shall not include (i) such information that is lawfully available to the Employee from a source other than the Company, or (ii) such information that becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions in violation of this Agreement or any other obligation.

“Good Reason Event”

   means, without Employee’s consent, (i) relocation by Company of Employee’s principal place of work outside of Idaho, or (ii) a material reduction by the Company of Employee’s employment responsibilities or compensation.

“Noncompete Period” means the term of Employee’s employment with the Company and for one year following the termination (for any reason) of Employee’s employment with the Company.

“Protected Customer” means any customer or client of the Company or any affiliate with whom Employee had contact, for whom Employee had oversight responsibilities, or about whom Employee obtained Confidential Information during Employee’s employment with the Company.

“Work Product”

   means all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any affiliate’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes Confidential Information).

Not An Employment Contract

.  Employee agrees that this Agreement is not an employment contract for any particular term and that Employee has the right to resign and the Company has the right to terminate Employee’s employment at will, at any time, for any or no reason, with or without Cause.

Interpretation

Governing Law and Amendments.  The laws of the State of Idaho shall govern the interpretation and enforcement of this Agreement, without regard to conflicts of law principles

.  This Agreement may be amended, and any term of this Agreement may be waived, only by a written agreement signed by Employee and the President of the Company.  Nothing in this Agreement shall be construed to restrict the Employee’s ability to practice law beyond the scope of restriction permissible under the Idaho Rules of Professional Conduct or similar rules governing lawyers in any applicable jurisdiction.

Nonwaiver of Remedies

 The failure or neglect of a party to enforce any remedy available by reason of the failure of another party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the ones specified in the waiver, (ii) shall waive a specified term or condition only for the time and in the manner specifically stated in the waiver, and (iii) shall waive a specified term or condition only for the parties expressly named in the waiver and no other parties.

Entire Agreement

.  This Agreement constitutes the full and entire understanding and agreement between the parties regarding the subject matter of this Agreement.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Successors and Assigns.  This Agreement may be assigned by the Company, but shall not be assignable by Employee.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns.

EMPLOYEE

Dated:  October 7, 2013                                                /s/ Jeremy Ouchley
Jeremy Ouchley,  Vice President & General Counsel

MWI VETERINARY SUPPLY CO.

Dated: October 7,  2013                                               /s/ Jim Cleary

                                                                                    By: Jim Cleary, President & CEO